Exhibit 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of July 16, 2014, by and between Oncologix Tech Inc, (Company), a company duly incorporated and validly existing under the laws of Nevada and Mr. Harold Halman ("Executive"), with principal office located at 2640 West Adventure Court Anthem Arizona 85086

RECITALS

A. WHEREAS, the Company wishes to ensure that it will have the benefits and knowledge of Employee's services and expertise on the terms and conditions hereinafter set forth; and

C. WHEREAS, Oncologix Tech is a Publically Traded Holding Company engaged in the business of medical device manufacturing, healthcare services and medical products sales and distribution; and.

D. WHEREAS, the Company desires to engage the Executive as its President of Company Medical Products Division and the Executive desires to provide employment services to the Company on all of the terms and conditions herein set forth.

E. WHEREAS, the Company desires to provide the Executive with compensation in recognition of the Executive's valuable skills and services.

F. WHEREAS, this agreement replaces and terminates the Consulting Agreement with Harold Halman dated June 10, 2014 effective this Commencement Date of July 16, 2014.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITION

In this Agreement, unless the context otherwise requires, the following words shall have the following meaning:

"Company" means Oncologix, a company duly incorporated and validly existing under the laws of the Nevada;

"Commencement Date" means July 16, 2014, the date of commencement of Employment;

"Company Division/Group" means the Company and all of its divisions and subsidiaries;

"Employment" means the employment of the Executive under the terms herein;

"Executive" means Harold Halman, a citizen of the United States of America;

Confidentiality and Non-Competition Agreement" means the Confidentiality and Non-competition Agreement to be executed by and between the Company and Executive;

ARTICLE II. POSITION AND DUTIES

2.1 Employment. The Company hereby employs the Executive as its President of the Company’s Medical Products & Technology Division and the Executive hereby accepts such engagement with the Company, in accordance with and subject to all of the terms, conditions and covenants set forth in this Agreement.

2.2 Scope of Duties. The Executive shall be the President of the Company Medical Products Division & Technology Division and shall have such other or additional offices or positions with the Company as the Chief Executive Officer and the Board of Directors (the "Board") shall determine from time to time. The Executive shall have responsibility for the following duties operating within such established guidelines plans or policies as may be established or approved by the Chief Executive Officer and its Board of Directors from time to time:

(a) Responsible for the Medical Products & Technology Division business revenue growth, cost/expense controls and reductions, increase business division profitability, develop strategic plans, financial plans, and is directly responsible for the financial viability of the Company Medical Products Division, working in conjunction with the Company Chief Executive Officer and the Chief Financial Officer in the financial and accounting matters of the Division and its subsidiaries, including organizing, managing and supervising the work of the business unit subsidiaries Managers, officers, employees, sales and marketing , and to include full oversight of the manufacturing/operations and sales and marketing of the Medical Product Division;

(b) assist the Chief Financial Officer in preparing the financial statements of the Company Medical Product Division and its subsidiaries in accordance with accounting principles generally accepted in the United States ("USGAAP"), or such other accounting principles as the Chief Executive Officer and Chief Financial Officer may direct, and recommending appropriate accounting treatment in accordance with USGAAP or such other principles;

(c) assist the company CEO/CFO with the Company's independent accountants in their financial audits and review of the Company's Medical Products division or its subsidiaries financial statements;

(d) participate in Company new product developments, perform/assist due diligence on company potential acquisition candidates, improve, document, test, certify and ensuring all Medical Products subsidiaries keep all licenses and certifications current, implement the Company's internal controls over financial reporting; assisting and cooperating with any consulting firm engaged by the Company in connection with such projects;

(e) supporting the Company CEO/CFO and the Board of Directors and the Company legal representative in such matters as preparation and presentation as may be requested from time to time;

(f) participating in the preparation and filing of Company press releases, annual and quarterly reports (8-K, 10-K, 10-Q );

(g) participating in investor communications, including analyst conference calls, road shows and others; and

(h) such other responsibilities and duties customarily performed by the President in the same industry and listed companies.

2.3 Other Business Affiliations. The Executive agrees that, without the approval of the Company CEO, the Executive shall not, during the period of employment with the Company, devote, at any time, to any other business affiliation which would interfere with or derogate from Executive's obligations under this Agreement. The Executive represents and warrants that his service as such Executive does not create any conflict of interest in relation to his duties and obligations to the Company hereunder, and agrees that in the event such a conflict arises, he will promptly report it to the Company CEO.

2.4 No Breach of Duty. The Executive represents that the Executive's performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by the Executive in confidence or in trust (i) prior to employment with the Company or (ii) pursuant to his service referred to in Section 2.3. The Executive has not and will not enter into any agreement either written or oral in conflict with this Agreement. The Executive is not presently restricted from being employed by the Company or entering into this Agreement.

ARTICLE III. DURATION

3.1 Commencement Date. The Executive's first day of employment shall be July 16, 2014 ("Commencement Date").

3.2 Term. This Agreement shall continue for an initial term of three (3) years from the Commencement Date unless otherwise terminated in accordance with Article 8 below. Upon the expiration of the initial term, this Agreement shall be not automatically extended but an extension is to be approved by the CEO and the Board of Directors for successive periods unless terminated by either party upon sixty (60) days' notice prior to the expiration of the initial term or any subsequent terms.

ARTICLE IV. COMPENSATION

4.1 Salary. The Executive shall be paid an initial base annual salary of Eighty Five Thousand ($85,000.00) dollars per annum, less deductions required by law, which shall be paid in equal monthly installments in the U.S. dollar equivalent with the Company's normal and customary payroll practices. Such salary shall be increased at a minimum of 5% per year, reviewed annually, and any base salary increases or decreases will be approved by the Company CEO and Company Board of Directors, Compensation Committee. If inadequate funds are available, the salary and other benefits and expenses not paid to Executive, shall be accrued per quarter. At the end of the quarter, at the Executive’s option, the accrued salary may be converted into Company stock at a price equivalent to the lowest ten (10) day average bid price during the preceding quarter.

4.2 PROFESSIONAL FEES. The Company shall have exclusive authority to determine the fees, or a procedure for establishing the fees, to be charged by the Company. All sums paid to the Executive or the Company in the way of fees or otherwise for other services of the Executive, shall, except as otherwise specifically agreed by the Company, be and remain the property of the Company and shall be included in the Company's name in such checking account or accounts as the Company may from time to time designate.

4.3 CLIENTS AND CLIENT RECORDS. The Company shall have the authority to determine who will be accepted as clients of the Company, and the Executive recognizes that such clients accepted are clients of the Company and not the Executive. The Company shall have the authority to designate, or to establish a procedure for designating which professional Executive of the Company will handle each such client. All client records and files of any type concerning clients of the Company shall belong to and remain the property of the Company, notwithstanding the subsequent termination of this Agreement.

4.4 POLICIES AND PROCEDURES. The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Executive in performing services for the Company. Executive shall abide by the provisions of any contract entered into by the Company under which the Executive provides services. Executive shall comply with the terms and conditions of any and all contracts entered by the Company.

4.5 Bonus. The Executive will be eligible for quarterly, performance-based cash bonus, at 2% for all new business generated exclusively by Executive based upon the following parameters:

A.	Top line Gross revenue – If Executive exclusively secures $ 5million of new revenues over Medical Products Division base line revenues

B.	EBITDA Target – Company will establish an Executive bonus program based on the Medical Division EBITDA on an annual basis. Executive will be qualified to earn a 2% quarterly bonus based “Net Income” for any qualified performance period as reported in the audited financial statements for the Division that period.

4.6 Reimbursable Expenses. The Company shall reimburse the Executive for all reasonable business expenses incurred in the performance of the Executive's duties hereunder on behalf of the Company, subject to submission of expense reports to the Company CFO and final approval according to the Company's financial regulations.

4.7 Automobile. During his employment, the Executive will be provided a Not to Exceed, flat rate of $500.00 per month as an automobile allowance by the Company payable within ten (10) days after the 1st of every month.

4.8 Income Taxes. The payment of tax, social security and similar payments arising out of this Agreement shall be dealt with by the parties in accordance with applicable laws and regulations.

The Executive agrees to any withholdings that must be made by the Company pursuant to such laws and regulations. Furthermore, the Executive undertakes to promptly discharge any payments that are payable by him pursuant to such laws and regulations and agrees to indemnity the Company and hold the Company harmless from any and all claims made by any entity on account of an alleged failure by the Executive to satisfy such obligations.

ARTICLE V. OTHER BENEFITS, VACATION , HOLIDAYS, INSURANCE

5.1 Vacation. The Executive shall be entitled in each calendar year to ten (10) working days' vacation with full salary (in addition to statutory holidays) to be taken at such reasonable time or times as approved in advance by the Company CEO. The Executive may not accumulate and carry forward unused vacation to the following calendar year. The entitlement to vacation and, on termination of employment, vacation pay in lieu of vacation, shall accrue pro rata throughout each calendar year of the period of employment.

5.2 Holidays. The Executive shall be entitled to the all statutory public holidays observed.

5.3 Benefits. Employee shall be entitled to participate in any and all medical insurance, group health care programs (including dental, vision and prescription drug programs), disability insurance, pension and other benefit plans which are made generally available by the Company to other similarly situated senior level employees performing similar functions as Executive. The Company, in its sole discretion, at any time may amend or terminate its benefit plans or programs; provided, however, that the Company shall not do so except to the extent that such amendment or termination is in good faith and applies generally to all employees of the Company.

If the Company does not have an Executive Benefit program available, the company will provide a monthly fixed amount of $800.00 to secure Health/Dental and Long Term Disability insurance.

5.4 Key Man Insurance. The Company may maintain, at its expense, Key Man Life Insurance (the "Policy") on the life of Employee for the benefit of the Company with a benefit of One Million Dollars ($1,000,000). Employee's signature to this Agreement constitutes Employee's written consent to being insured under the Policy and that the Company may continue such life insurance coverage after Employee's employment with the Company terminates, regardless of the cause of such termination. Employee shall make all necessary applications, submit to physical examinations and otherwise cooperate with the Company with respect to the purchase of the policy.

5.5 Death of Executive. In the event the Executive shall die during the term hereof, the Company shall pay to the Executive's surviving spouse, or if the Executive shall leave no surviving spouse, then to the Executive's estate, only such amounts as may have been earned by the Executive prior to the Executive's date of death, but which were unpaid at date of death.

5.6 Life Insurance. Company shall provide a term life policy to Executive in the face value amount of 3x annual base salary.

ARTICLE VI. CONFIDENTIALITY, NONSOLICITATION AND NONCOMPETITION

6.1 Confidentiality. During his employment, the Executive will have access to, will become acquainted with various trade secrets, confidential and proprietary information relating to the business of the Company and its subsidiaries, including but not limited to customer, employee, supplier, and distributor lists, contacts, addresses, information about employees and employee relations, training manuals and procedures, recruitment methods and procedures, business plans and projections, employment contracts, employee handbooks, information about customers and suppliers, price lists, costs and expenses, documents, budgets, proposals, financial information, inventions, patterns, processes, formulas, data bases, know how, developments, experiments, improvements, computer programs, manufacturing, recruitment and distribution techniques, specifications, tapes, and compilations of information, all of which are owned by the Company and its subsidiaries, other parties with which the Company and its subsidiaries do business ("Third Parties") or customers of the Company and its subsidiaries, and which are used in the operation of the business of the Company and its subsidiaries, or such Third Parties or customers. The Executive agrees at all times during the term of his employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose directly or indirectly to any person, firm or corporation without written authorization of the Board, any trade secrets or confidential information. In addition, the Executive understands "trade secret" or "confidential information" means all information concerning the Company and its subsidiaries, Third Parties and/or customers (including but not limited to information regarding the particularities, preferences and manner of doing business) that is (i) not generally known to the public and (ii) cannot be discovered or replicated by a third party without substantial expense and effort.

 6.2 Non-Solicitation. The Executive agrees that during the Executive's employment and for a period of the later of two (2) years after the termination of employment hereunder where the Company does business, the Executive shall not:

(i) directly call upon or solicit any of the customers of the Company or its subsidiaries that were or became customers during the term of the Executive's employment (as used herein "Customer" shall mean any person or company as listed as such on the books of Company or its subsidiaries); or

(ii) induce its subsidiaries or any employee, agent or consultant of the Company or its subsidiaries to terminate his or her association with the Company or its subsidiaries.

6.3 Non-Competition. The Executive agrees that during the Executive's employment and for a period of two (2) years , subject to Section 2.3, devote full time to the business of the Company and will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venture, or as a stockholder or other proprietor owning an interest in any firm, corporation, partnership or other organization in the business of manufacturing, selling or distributing products in competition with the products and/or services of the Company and its subsidiaries. The Executive shall, during the term of the Executive's employment and the term of the non-competition restriction, furnish to the Company CEO a detailed statement of any outside employment or consulting services in which the Executive seeks to engage or invest, and, as from time to time requested by the Company CEO, resubmit for approval a detailed statement thereof. In the event the Company CEO determines in good faith that such violation or conflict exists, the Executive shall refrain from such employment, consulting services or investment.

6.4 Enforceability. The Executive agrees that, having regard to all the circumstances, the restrictions in this Article 6 are reasonable and necessary but no more than sufficient for the protection of the Company. The Company and Executive agree that:

(i) each restriction in this Article 6 shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason, the remaining restrictions shall not be affected; and

(ii) if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or the period thereof were deleted or the range of activities or area dealt with thereby were reduced in scope, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

6.5 Injunctive Relief. In the event of the breach or threatened breach by the Executive of this Article 6, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief for a minimum amount of one million dollars ($ 1,000,000), and/or specific performance to enforce this Article 6 in any court of competent jurisdiction.

6.6 Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof.

ARTICLE VII. ASSIGNMENT OF INVENTIONS AND INTELLECTUAL PROPERTY

7.1 The parties foresee that the Executive has created and may create business plans, strategies, customer lists, locate new medical products, product designs or other intellectual property in the course of his duties hereunder and agree that in this respect the Executive has a special responsibility to further the interests of the Company.

7.2 Any invention, production, improvement or design made or process or information discovered or copyright work or trade mark or trade name or source code, business plans, strategy, marketing plans, or any other intellectual property created by the Executive during the continuance of his Employment hereunder (whether before or after the date hereof or whether capable of being patented or registered or not and whether or not made or discovered in the course of his employment hereunder) in conjunction with or in any way affecting or relating to the business of any company in the Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of such company in the Company Division as the Company may direct.

7.3 The Executive if and whenever required to do by the Company shall at the expense of the Company apply or join in applying for letters patent or other protection or registration for any such invention, improvement design process information work trade mark name or get-up source code or other intellectual property rights as aforesaid which belongs to such company and shall at the expense of such company execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same in such company absolutely and as sole beneficial owner or in such other person as the Company may specify.

7.4 The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this Article and in favor of any third party a certificate in writing signed by any Executive or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

ARTICLE VIII. TERMINATION

8.1 Except as otherwise provided in Sections 3.3 and 8.2, the Executive employment may be terminated by either party giving the other not less than sixty (60) days' notice in writing provided that the Company shall have the option to pay salary (pro-rated) in lieu of any required period of notice. Notwithstanding the sixty (60) days' notice requirement in this Section 8.1, the Executive agrees to continue to perform his duties hereunder until a new President of the Company Medical Product Division is appointed (if required by the Company) and to ensure a smooth transition thereafter, and the terms of this Agreement shall continue to apply; provided that any such extension shall not exceed ninety (90) days. During such ninety (90) days' notice period and any extension thereof pursuant to this Section 8.1, if required, the Company shall use its diligent efforts to recruit a new President of the Company Medical Product Division.

8.2 Notwithstanding the other provisions of this Agreement, the Company may terminate the Employment with cause forthwith without prior notice (but without prejudice to the rights and remedies of the Executive and Company) for any breach of this Agreement in any of the following cases:

(i) if the Executive fails or neglects efficiently and diligently to carry out his duties to the reasonable satisfaction of the CEO and the Company Board;

(ii) if the Executive is guilty of serious misconduct in connection with the Employment;

(iii) if the Executive is convicted of any criminal offense, which might reasonably be thought to adversely affect the performance of his duties;

(iii) if the Executive does any act or thing which may bring serious discredit on the Company or the Company Division/Group;

(iv) if the Executive commits any serious breach of the Company's By-Laws and operating procedures (as laid down by the Company and communicated to the Executive from time to time) and has caused serious financial loss to the Company;

(v) if the Executive fails to observe and perform any of the duties and responsibilities imposed by this Agreement or which are imposed by law, or is in breach of any representation, warranty or covenant made by the Executive under this Agreement;

(vi) if the Executive becomes unsound of mind or suffers from a mental disorder; or

(vii) if the Executive otherwise acts in breach of this Agreement so as materially to prejudice the business of the Company or the Company Division/Group.

8.3 The Executive shall not, at any time after termination of the Employment for whatever reason, represent himself as being in any way connected with the business of the Company.

8.4 Upon termination of the Employment for whatever reason, the Executive shall forthwith deliver to the Company or its authorized representative such of the following as are in his possession or control:

(i) All keys, security and computer passes, plans statistics, documents, records, papers, magnetic disks, tapes or other software storage media including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any confidential or proprietary information relating to the business of the Company and its subsidiaries;

(ii) All credit cards and charge cards provided for the Executive's use by the Company; and

(iii) All other property of the Company not previously referred to in this Article; and

(iv) any breach of this Agreement, which breach is not cured within fifteen (15) days following written notice of such breach; and

8.5 Termination With-Out Cause. The Company may not terminate Executive’s employment hereunder at any time without cause, provided, however, that upon termination, Executive shall be entitled to severance pay for the remaining months in that fiscal year, the full base salary as stated in this Agreement in addition to accrued but unpaid salary and accrued vacation, less deductions required by law, but only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company and Executive executes such form within ten (10) days of tender.

8.6 Resignation. Upon termination by reason of “For Cause “of employment, Executive shall be deemed to have resigned as President of the Company Medical Products Division.

8.7 DISABILITY OF EXECUTIVE

The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than ninety (90) consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary and vacation as stated in 8.5 above.

(i) Definitions - For purposes of this Agreement, whenever used in this Section 8.3:

"Total disability" shall mean that the Executive is unable, mentally or physically, whether it’s due to sickness, accident, age or other infirmity, to engage in any aspect of the Executive's normal duties as set forth in this Agreement.

"Partial disability" shall mean that the Executive is able to perform, to some extent, on behalf of the Company, the particular services in which the Company specializes, and which the Executive previously performed for the Company, but that the Executive is unable, mentally or physically, to devote the same amount of time to such services as was devoted prior to the occurrence of such sickness or accident.

"Normal monthly salary" shall mean the salary which the Executive is being paid by the Company per month as of the commencement date of the period of disability, as specified hereinabove or as determined by the CEO and the Company Board of Directors pursuant to the terms hereof.

(ii) Total Disability

During a single period of total disability of the Executive, the Executive shall be entitled to receive from the Company, the Executive's normal monthly salary for the shorter of first three (3) months of disability or until any disability insurance policy available through the Executive’s employment begins to pay benefits. If the single period of disability should continue beyond three (3) months, the Executive shall receive only such amount as the Executive shall be entitled to receive under disability insurance coverage on the Executive, if any.

(iii) Partial Disability

During a period of partial disability of the Executive, the Executive shall receive an amount of compensation computed as follows:

That portion of the Executive's normal monthly basic compensation which bears the same ratio to the Executive's normal monthly basic compensation as the amount of time which the Executive is able to devote to the usual performance of services on behalf of the Company during such period bears to the total time the Executive devoted to performing such services prior to the commencement date of the single period of disability, and such amount shall be calculated by multiplying the Executive’s basic compensation by a fraction, the numerator of which shall be the percentage of normal services that the Executive is able to perform and the denominator which shall be the total services that the Executive is able to perform absent the partial disability.

(iv) Combination of Total and Partial Disability

If a single period of disability of the Executive consists of a combination of total disability and partial disability, the maximum total disability compensation to which the Executive shall be entitled from the Company under this disability provision shall not exceed an amount equal to one (1) times the Executive's normal monthly basic compensation.

(V) Broken Periods of Disability

A period of disability may be continuous or broken. If broken into partial periods of disability which are separated by intervening periods of work, there shall be aggregated together all of such successive partial periods of disability except any period prior to the time when any single period of work extends for three months or longer; and such aggregated periods of disability shall be treated as a single period in determining the amount of disability compensation to which an Executive shall be entitled under any provision of this Section.

8.6 Termination Due to Disability

If and when the period of total or partial disability of the Executive totals twelve (12) months, the Executive's employment with the Company shall automatically terminate. Notwithstanding the foregoing, if the disabled Executive and the Company agree, the disabled Executive may thereafter be employed by the Company in another management function upon such terms as may be mutually agreeable.

8.7 Commencement Date of Disability

The commencement date of a period of disability, whether it’s a continuous period or the aggregate of successive partial periods, shall be the first day on which the Executive is disabled.

8.8 Dispute Regarding Existence of Disability

Any dispute regarding the existence, extent or continuance of the disability shall be resolved by the determination of a majority of three (3) competent physicians, one (1) of whom shall be selected by the Company, one (1) of whom shall be selected by the Executive and the third (3rd) of whom shall be selected by the other two (2) physicians so selected.

ARTICLE IX- MUTUAL INDEMNIFICATION

9.1 The Executive hereby agrees to indemnify and hold the Company and its officers, directors, shareholders and Executives harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys' fees, and all costs and expenses of litigation, arising from or growing out of the Executive's breach or threatened breach of any covenant contained herein.

9.2 The Company hereby agrees to indemnify and hold the Executive harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys' fees, and all costs and expenses of litigation, arising from or growing out of the Company’s breach or threatened breach of any covenant contained herein.

ARTICLE X. MISCELLANEOUS PROVISIONS/JURISDICTION

10.1 Severability. I If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

10.2 Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

10.3 Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

10.4 Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation. The company shall pay all legal expenses incurred by Executive with regard to any/all litigation.

10.5 Survival. Articles 6 and 7 and Section 9.7 shall survive the termination of this Agreement.

10.6 Entire Agreement. This Agreement, together with all award agreements and long-term incentive agreements is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties.

10.7 Employment Amendments. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by duly authorized members of the Company Board of Directors.

10.8 Notices. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been duly given upon personal delivery to the party to be notified or five (5) business days after being emailed, fax, mailed by United States certified or registered mail, postage prepaid, return receipt requested or three (3) days after being sent by Federal Express or other recognized overnight delivery to the following respective addresses, or at such other address as each may specify by notice to the other:

Notice to the Executive:

Harold Halman

President- Medical Products Division & Technology Division

2640 W Adventure Ct

Anthem AZ 85086

10.9 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Louisiana.

11.1 Jurisdiction. Unless otherwise provided for in this Agreement, the courts within the Parish of Rapides, and the City of Alexandria, Louisiana shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and the Executive consents to such jurisdiction and venue.

11.2 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

11.3 Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

11.4 Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be settled by Binding Arbitration in the State of Louisiana, Alexandria, Louisiana. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the State of Louisiana but the arbitration shall be in front of an arbitrator, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by Harold Halman and one arbitrator chosen by the Company; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator(s), together with other expenses of the arbitration incurred or approved by the arbitrator(s); and (c) arbitration may proceed in the absence of any party if written notice of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief or relief under the Confidential Information and Invention Assignment Agreement. The arbitrator shall not have the right to award punitive damages, consequential damages, lost profits or speculative damages to either party. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. The arbitrator(s) shall be required to follow applicable law.

IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

12.0 Acknowledgment. The Executive acknowledges that when this Agreement is concluded, the Executive will be able to earn a living without violating the foregoing restrictions and that the Executive's recognition and representation of this fact is a material inducement to the execution of this Agreement and to Executive's continued relationship with the Company.

12.1 Survival of Covenants .. All restrictive covenants contained in this Agreement shall survive the termination of this Agreement.

12.2 Limitations on Authority .. Without the express written consent from the Company CEO, and if required, the Company Board of Directors, the Executive shall have no apparent or implied authority to: (i) Pledge the credit of the Company or any of its other Executives; (ii) Bind the Company under any contract, agreement, promissory note, letter of intent, note, mortgage or otherwise; (iii) Release or discharge any debt due the Company unless the Company has received the full amount thereof; or (iv) sell, mortgage, transfer or otherwise dispose of any assets of the Company.

12.3 Representation and Warranty of Executive. The Executive acknowledges and understands that the Company has extended employment opportunities to Executive based upon Executive's representation and warranty that Executive has the skills and knowledge required, is in good health and able to perform the work contemplated by this Agreement for the term hereof.

12.4 Invalid Provision; Severability .. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

12.5 Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification, or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Harold Halman		Oncologix Tech, Inc.
BY:		BY:
Name:	Harold Halman	Name:	Roy Wayne Erwin
Title:	-	Title:	Chairman and CEO